Item 77I    Tax Exempt Funds		12/31/13



During the period covered by this report, Advisor Class shares and Institutional Class shares were made available for sale to eligible investors commencing October 1, 2013. Not all classes of shares of each Fund of the Registrant may be available in all jurisdictions.